UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.)

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-12

NIC INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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Explanatory Note

As previously disclosed and reported in the Current Report on Form 8-K filed on February 10, 2021, by NIC Inc., a Delaware corporation (the “Company” or “NIC”), with the U.S. Securities and Exchange Commission (the “SEC”), on February 9, 2021, NIC entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Tyler Technologies, Inc., a Delaware corporation (“Tyler Technologies”), and Topos Acquisition, Inc., a Delaware corporation and a wholly-owned subsidiary of Tyler Technologies (“Merger Sub”).  The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into NIC (the “Merger” and, collectively with the other transactions contemplated by the Merger Agreement, the “Transactions”), with NIC continuing as the surviving corporation and as a wholly-owned subsidiary of Tyler Technologies.

On March 2, 2021, NIC filed with the SEC a preliminary proxy statement in connection with the Transactions, and on March 17, 2021, NIC filed with the SEC a definitive proxy statement in connection with the Transactions (the “Definitive Proxy Statement”), which was mailed to NIC stockholders of record on or about March 19, 2021.

Seven complaints have been filed in connection with the Transactions (each, a “Complaint”, and  collectively, the “Complaints”, and all seven lawsuits, collectively, the “Merger Litigation”).  The plaintiffs in each of the Complaints purport to be stockholders of NIC.  Three of the Complaints were filed in federal court in Delaware, one was filed in federal court in New York, one was filed in federal court in New Jersey, and two were filed in state court in Kansas.  The Delaware Complaints are captioned Stein v. NIC Inc., et al, No. 1:21-cv-00330 (D. Del.) (filed on March 3, 2021), Starks v. NIC Inc., et al, No. 1:21-cv-00335 (D. Del.) (filed on March 4, 2021), and Lawrence v. NIC Inc., et al., No. 1:21-cv-00472-UNA (D. Del.) (filed on March 30, 2021).  The New York Complaint is captioned Charter v. NIC Inc. et al., No. 1:21-cv-02316 (S.D.N.Y.) (filed on March 17, 2021).  The New Jersey Complaint is captioned Killeen v. NIC Inc., et al., No. 3:21-cv-07922 (D.N.J.) (filed on April 1, 2021).  The Kansas Complaints are captioned Petris v. NIC Inc., et al. (Dist. Ct. of Johnson Cty., Kansas) (filed on March 26, 2021) and Allison-Holman v. NIC Inc., et al., No. 21-cv-01346 (Dist. Ct. of Johnson Cty., Kansas) (filed on March 30, 2021).  The Delaware, New York, and New Jersey Complaints are individual suits (collectively, the “Individual Complaints”), and the Kansas Complaints are purported class actions on behalf of NIC stockholders.  All the Complaints name the Company and all of its directors, and one Complaint also names Harry Herington in his capacity as an officer.  The Complaints generally allege that the Definitive Proxy Statement fails to disclose material information and that, as a result, the Definitive Proxy Statement is materially misleading in violation of Sections 14(a) and 20(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and/or that the Company and its directors are liable for breaches of their fiduciary duties of care, loyalty, and good faith.  The alleged undisclosed information includes:  (1) a reconciliation of non-GAAP measures to comparable GAAP measures; (2) line items used to calculate non-GAAP adjusted EBITDA and EBIT; (3) certain information about the Company’s projections provided to Tyler Technologies; (4) certain information relating to the financial analyses performed by the Company’s financial adviser and any “Wall street consensus forecast” that was reviewed by the Company’s financial advisor and the Board; and (5) certain other information relating to (i) services that the Company’s financial advisor previously provided to the Company, (ii)  non-disclosure and standstill agreements executed by the Company, (iii) other potential “financial buyers,” and (iv) certain alleged statements regarding the potential post-Merger employment of members of Company “senior management” by Tyler Technologies.  The Complaints seek, among other things, to enjoin the Company from consummating the Merger or, in the alternative, rescission of the Merger or damages.  The Plaintiff in De Petris has also filed a motion for a preliminary injunction, which NIC will oppose if it is not withdrawn.  Additional lawsuits arising out of the merger may also be filed in the future.

NIC believes that the claims asserted in the Complaints are without merit and that no supplemental disclosure is required under applicable law.  However, in order to avoid the risk of the Merger Litigation delaying or adversely affecting the Transactions and to minimize the costs, risks and uncertainties inherent in litigation, and without admitting any liability or wrongdoing, the Company has determined voluntarily to supplement the Definitive Proxy Statement as described in this supplemental disclosure. The plaintiffs in the Individual Complaints have agreed that the amendments address their concerns and will voluntarily dismiss their complaints, with prejudice as to the named plaintiffs only.  Nothing in this supplemental disclosure shall be deemed an admission of the legal necessity or materiality, under applicable laws, of any of the disclosures set forth herein.  To the contrary, the Company specifically denies all allegations in the Merger Litigation that any additional disclosure was or is required.

This supplemental disclosure will not affect the merger consideration to be paid to stockholders of the Company in connection with the Merger or the timing of the special meeting of the Company’s stockholders, which will be held virtually via the Internet at 11:00 a.m. Central Time on April 19, 2021 (the “Special Meeting”).  The Company’s board of directors continues to unanimously recommend that NIC stockholders vote: (a) “FOR” the proposal to adopt the Merger Agreement; (b) “FOR” the proposal to approve, on a non-binding advisory basis, specified compensation that may be paid or become payable to NIC’s named executive officers in connection with the Merger and contemplated by the Merger Agreement; and (c) “FOR” the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes to constitute a quorum or to approve the proposal to adopt the merger agreement at the time of the Special Meeting.

Supplemental Disclosures

The additional disclosures herein supplement the disclosures contained in, and should be read in conjunction with, the Definitive Proxy Statement, which should be read in its entirety.  To the extent that information in this supplemental disclosure differs from, or updates information contained in, the Definitive Proxy Statement, the information in this supplemental disclosure shall supersede or supplement the information in the Definitive Proxy Statement.  Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Definitive Proxy Statement.  Where a disclosure has been amended and restated in part, bold and underlined text indicates language that has been inserted, and bold and strikethrough text indicates language that has been deleted.

The paragraph on pages 28-29 of the Definitive Proxy Statement under the section entitled “The Merger (Proposal 1)—Background of the Merger” is hereby amended and restated to read as follows:

On October 14, 2020, Mr. Herington and other members of NIC’s senior management team informed representatives of Cowen of Tyler’s interest in a potential combination of NIC and Tyler. Cowen had previously been engaged by NIC in 2018 in connection with NIC’s receipt of an unsolicited indication of interest from a potential financial buyer to act as NIC’s exclusive strategic and financial advisor~~,~~ and to assist NIC in connection with NIC’s analysis and consideration of strategic alternatives~~,~~.  This engagement resulted in one credible indication of interest from a prospective financial buyer to purchase NIC for a price of $17.00 per share.  NIC’s board of directors elected not to pursue that proposal and determined to re-evaluate NIC’s then-current business plan and remain an independent company.  Cowen’s engagement expired in April 2019.  Cowen ~~and~~ has also been engaged by NIC as buyside financial advisor for potential acquisition transactions since March 2019.

The first sentence of the last  paragraph on page 30 of the Definitive Proxy Statement under the section entitled “The Merger (Proposal 1)—Background of the Merger” is hereby amended and restated to read as follows:

On December 3, 2020, at a meeting of the NIC board of directors, Mr. Herington briefed the NIC board of directors of his discussions with Mr. Moore, including the email he received from Mr. Moore on November 29, 2020, and of the receipt of the November 11 Proposal and the November 18 Proposal, and also briefed the NIC board of directors on his discussions with representatives of Cowen, which representatives were known to members of the NIC board of directors because of Cowen’s experience advising NIC and reputation as an independent financial advisor and as a financial advisor to technology companies.

The disclosure under the section entitled “The Merger (Proposal 1)—Background of the Merger” is hereby supplemented by adding the following sentence to the end of the paragraph on page 32 beginning with “Also on January 4, 2021,”:

Neither Cowen nor NIC received any communications from any representative of Company A after January 7, 2021.  Because none of Company A, Company B, Company C or Company D entered into discussions with NIC concerning a possible strategic transaction with NIC, NIC did not enter into a nondisclosure agreement with any of such potential strategic buyers.  Accordingly, none of Company A, Company B, Company C or Company D are subject to a standstill agreement with NIC.

The second full paragraph on page 33 of the Definitive Proxy Statement under the section entitled “The Merger (Proposal 1)—Background of the Merger” is hereby amended and restated to read as follows:

After the board meeting, Mr. Herington and Mr. Moore spoke by telephone and Mr. Herington informed Mr. Moore that the NIC board of directors authorized NIC to proceed with the January 12 Proposal. Mr. Herington informed Mr. Moore that the NIC board of directors wanted to understand Tyler’s timeline and requirements for entering into a definitive agreement, and to confirm that the transaction would not be subject to a financing contingency. Mr. Herington also requested that Mr. Moore introduce Shearman & Sterling to Tyler’s counsel. Following the call, Mr. Moore provided Mr. Herington with contact information for Tyler’s counsel at Munck Wilson Mandala, LLP (which we refer to as “Munck Wilson”), and representatives of Shearman & Sterling provided representatives of Munck Wilson a draft nondisclosure agreement which included a one year standstill provision and a covenant restricting Tyler from requesting that NIC amend or waive the agreed-upon standstill during the one-year standstill period, with such provision terminating automatically upon NIC entering into a definitive agreement providing for a change of control of NIC. Tyler and NIC entered into the nondisclosure agreement on January 14, 2021.

The fourth to last paragraph on page 34 of the Definitive Proxy Statement under the section entitled “The Merger (Proposal 1)—Background of the Merger” is hereby amended and restated to read as follows:

On January 29, 2021, the NIC board of directors met with NIC’s management, representatives of Cowen and representatives of Shearman & Sterling to discuss the status of NIC’s discussions and due diligence with Tyler. Representatives of Shearman & Sterling summarized Tyler’s financing for the proposed transaction. The NIC board of directors discussed two recent analyst reports on NIC and recent trading prices for NIC’s stock. Representatives of Shearman & Sterling reviewed with the NIC board of directors the fiduciary duties of the directors under Delaware law and provided a recap of the NIC board of directors’ process for evaluating the proposed transaction and the market check conducted by Cowen and Mr. Herington at the direction of the NIC board of directors. In response to a question from the NIC board of directors, Mr. Herington informed the NIC board of directors that he had not engaged in any discussions with Tyler ~~had not made any statements~~ regarding future employment for NIC’s senior management team,~~. Mr. Herington indicated that no such conversations had taken place~~ and then requested that the NIC board of directors authorize him to engage in such discussions ~~with Tyler regarding employment arrangements for NIC’s senior management team~~. The NIC board of directors provided Mr. Herington with this authorization.

The disclosure under the section entitled “The Merger (Proposal 1)— Opinion of Financial Advisor - Selected Public Companies Analysis” is hereby amended by replacing in its entirety the disclosure that begins with “Selected Public Companies Analysis” on page 43 and ends with “Selected Public Companies - Enterprise Value Multiples” on page 44 of the Proxy Statement with the following:

To provide contextual data and comparative market information, Cowen compared selected operating and financial data and multiples for NIC to the corresponding data and multiples of certain other companies that are providers of vertical software, payments, government services and IT services (which we refer to as the “selected companies”) whose securities are publicly traded and that Cowen believed, in the exercise of its professional judgment and experience, have one or more businesses or operating characteristics similar to NIC.

The data and multiples reviewed by Cowen included the market capitalization of equity plus debt and debt-like instruments less cash (which we refer to as “enterprise value”) of each of the selected companies, as a multiple of estimated earnings before interest, taxes, depreciation and amortization (which we refer to as “EBITDA”), for calendar years 2021 (which we refer to as “CY2021E”) and 2022 (which we refer to as “CY2022E”), respectively, based on Capital IQ consensus estimates, where available, or otherwise from Wall Street research analyst reports.

The selected public companies and the financial data reviewed included the following:

Selected Public Companies Analysis
Selected Public Companies	Enterprise Value / CY2021E EBITDA	Enterprise Value / CY2022E EBITDA
Vertical Software
Blackbaud, Inc.	18.6x	17.1x
Constellation Software Inc.	20.0x	17.8x
Duck Creek Technologies, Inc.	NM	NM
Guidewire Software, Inc.	NM	NM
Jack Henry & Associates, Inc.	19.3x	17.2x
Phreesia, Inc.	NM	NM
Q2 Holdings, Inc.	NM	NM
Tyler Technologies, Inc.	45.8x	40.3x
Payments
ACI Worldwide, Inc.	16.4x	15.2x
EVO Payments, Inc.	14.3x	12.8x
Global Payments Inc.	19.0x	16.8x
i3 Verticals, Inc.	22.9x	21.1x
Nuvei Corporation	42.7x	35.3x
Paya Holdings Inc.	28.5x	22.4x
Shift4 Payments, Inc.	43.6x	31.6x
Government Services
Booz Allen Hamilton Holding Corporation	14.4x	13.5x
Leidos Holdings, Inc.	13.5x	12.6x
Maximus, Inc.	13.2x	11.2x
IT Services
Accenture plc	15.0x	14.0x
CGI Inc.	11.2x	10.7x
Cognizant Technology Solutions Corporation	11.5x	10.7x
EPAM Systems, Inc.	35.1x	28.2x
Tata Consultancy Services Limited	23.0x	24.4x
Note:  “NM” means not meaningful because the multiples were greater than 60.0x or less than 0.0x.

The following tables present the multiples of enterprise value to EBITDA, as of February 9, 2021, for the selected companies for CY2021E and CY2022E, respectively:

The disclosure under the section entitled “The Merger (Proposal 1)— Opinion of Financial Advisor - Selected M&A Transactions Analysis” is hereby amended by replacing in its entirety the disclosure that begins with “Selected M&A Transactions Analysis” on page 45 and ends with “Implied Enterprise Value Multiples – All Selected Transactions” on page 46 of the Proxy Statement with the following:

Cowen reviewed the financial terms, to the extent publicly available based on company filings, press releases and research analyst reports, of 27 transactions (which we refer to as the “selected transactions”) involving the acquisition of companies or businesses that are providers of vertical software, payments, government services and IT services that Cowen believed, in the exercise of its professional judgment and experience, to have one or more businesses or operating characteristics that Cowen deemed relevant.

The data and multiples reviewed by Cowen included the implied enterprise value paid in each of the selected transactions as a multiple of EBITDA for the latest twelve months (which we refer to as “LTM”) prior to the announcement of the selected transactions, respectively.

The selected transactions and the financial data reviewed included the following:

Selected M&A Transactions
Announced Date	Target	Acquiror	Enterprise Value / LTM EBITDA
Vertical Software
12/20/20	RealPage, Inc.	Thoma Bravo, LLC	31.4x
8/31/20	Epicor Software Corporation	Clayton, Dubilier & Rice, LLC	13.4x
8/13/20	Vertafore, Inc.	Roper Technologies, Inc.	NA
7/20/20	Majesco	Thoma Bravo, LLC	43.9x
2/12/19	Ellie Mae, Inc.	Thoma Bravo, LLC	28.3x
10/12/18	Athenahealth, Inc.	Veritas Capital Fund Management, L.L.C. & Elliott Associates, L.P.	15.4x
Payments
11/14/20	Nets A/S	Nexi S.p.A.	20.5x
2/28/19	Speedpay (The Western Union Company’s United States bill pay business)	ACI Worldwide, Inc.	8.3x
5/22/19	SafeCharge International Group Limited	Nuvei Corporation	23.9x
11/08/18	Corporate Spending Innovations	Edenred SA	23.1x
4/09/18	Verifone Systems, Inc.	Francisco Partners	15.5x
5/29/17	CardConnect Corp.	First Data Corporation	19.8x
Government Services
2/08/21	Cubic Corporation	Veritas Capital	17.2x
1/27/21	Perspecta Inc.	Veritas Capital	11.5x
3/10/20	DXC Technology Company’s U.S. State and Local Health and Human Services business	Veritas Capital	12.0x

2/06/20	Unisys Corporation’s Federal Business	Science Applications International Corporation	13.0x
9/10/18	Engility Holdings, Inc.	Science Applications International Corporation	13.2x
1/31/18	ECS Federal, LLC	On Assignment, Inc.	11.5x
IT Services
9/10/20	Virtusa Corporation	Baring Private Equity Asia Pte. Limited	16.2x
9/14/19	Presidio, Inc.	BC Partners	9.3x
6/24/19	Altran Technologies	Capgemini S.E.	11.4x
3/10/19	Acando AB	CGI	15.1x
1/07/19	Luxoft Holding, Inc.	DXC Technology Company	21.2x
11/06/18	CovergeOne Holdings, Inc.	CVC Capital Partners	14.1x
7/22/18	Syntel, Inc.	Atos S.E.	13.1x
11/30/17	Aricent Technologies	Altran Technologies, SA	12.1x
7/24/17	Civica	Partners Group	15.5x
Note:  “NA” means not available.

The disclosure under the section entitled “The Merger (Proposal 1)— Opinion of Financial Advisor - Discounted Cash Flow Analysis” is hereby amended by replacing in its entirety the disclosure paragraph that appears after “Discounted Cash Flow Analysis” on page 46 of the Proxy Statement with the following:

Cowen performed a discounted cash flow analysis of NIC to derive a range of implied equity values per share of NIC common stock by calculating the net present value of NIC’s forecasted unlevered free cash flows for the calendar years ending December 31, 2021 through December 31, 2025, and the net present value of NIC’s terminal value, each based on the NIC forecasts.  Cowen calculated terminal values for NIC by applying a range of perpetuity growth rates of 2.5% to 3.5% to NIC’s estimated calendar year 2025 free cash flow. The net present values of NIC’s forecasted unlevered free cash flows and terminal values were then calculated by using discount rates ranging from 8.0% to 9.0%, which were based on an estimate of NIC’s weighted average cost of capital, and a valuation date of December 31, 2020, to determine an implied enterprise value reference range.  Cowen then subtracted total debt of $0.0 million and added cash and cash equivalents of approximately $236.5 million, each as provided by NIC management as of December 31, 2020, to derive an implied equity value reference range.  The figures in the implied equity value reference range were then divided by the number of fully diluted shares outstanding of approximately 67.4 million, as provided by NIC management and estimated as of February 5, 2021, to calculate a reference range of implied equity values per share of NIC common stock.  This analysis resulted in a range of implied approximate equity values per share of NIC common stock of $26.80 to $36.53 per share, as compared to the closing price of NIC common stock of $29.81 per share as of February 9, 2021, and the merger consideration of $34.00 per share.

The disclosure under the section entitled “The Merger (Proposal 1)—Opinion of Financial Advisor - Illustrative Present Value of Future Stock Price Analysis” is hereby amended by replacing in its entirety the disclosure paragraph that appears after “Illustrative Present Value of Future Stock Price Analysis” on page 47 of the Proxy Statement with the following:

Cowen performed an illustrative analysis of the present value of the future stock price of NIC, which was designed to provide an indication of the present value of a theoretical future value of NIC as a function of NIC’s estimated next twelve months (which we refer to as “NTM”), adjusted EBITDA and its assumed multiple of enterprise value to NTM adjusted EBITDA.  In calculating the implied present value of the future price per share of NIC common stock, Cowen first calculated the implied future enterprise value of NIC by multiplying NIC’s estimated NTM adjusted EBITDA, based on the NIC forecasts, by multiples ranging from 14.6x to 16.6x, which range was selected based on Cowen’s professional judgment and experience, and corresponds to the NTM EBITDA multiple based on Wall Street research analysts’ consensus estimates for NIC’s 2021 EBITDA of 15.6x, plus or minus 1.0x.  Cowen then subtracted total debt of $0.0 million, as provided by NIC management and estimated for the end of calendar years 2021, 2022 and 2023, respectively, and added cash and cash equivalents of approximately $306.3 million, $359.7 million and $419.5 million, each as provided by NIC management and estimated for the end of calendar years 2021, 2022 and 2023, respectively, to derive an implied equity value reference range.  The figures in the implied equity value reference range were then divided by the number of fully diluted shares estimated to be outstanding at the end of calendar years 2021, 2022 and 2023, respectively, to calculate a reference range of implied equity values per share of NIC.  Cowen then discounted the implied equity values per share of NIC to present values as of December 31, 2020 using a discount rate of 8.6%, based on an estimate of NIC’s cost of equity  This analysis indicated a range of implied approximate equity values per share of NIC common stock of $28.81 to $35.52 per share, as compared to the closing price of NIC common stock of $29.81 per share as of February 9, 2021, and the merger consideration of $34.00 per share.

The third to last paragraph under the section entitled “The Merger (Proposal 1)—Opinion of Financial Advisor – General” on page 49 of the Proxy Statement is hereby amended and restated to read as follows:

Cowen in the past has provided, currently is providing, and in the future may provide financial advisory services to NIC and has received and in the future may receive compensation for such services. During the two years preceding the date of Cowen’s opinion, Cowen and its affiliates received retainer fees from NIC for buyside financial advisory services unrelated to the merger in the amount of $225,000. During the two years preceding the date of Cowen’s opinion, Cowen and its affiliates were not engaged to provide financial advisory or other services to Tyler, and during such period Cowen did not receive any fees from Tyler. In the future Cowen may provide commercial and investment banking services to NIC and Tyler unrelated to the merger, for which services Cowen and its affiliates would expect to receive compensation.

The disclosure under the section entitled “The Merger (Proposal 1)—Projected Financial Information” is hereby supplemented by adding the following sentence to the end of the first paragraph on page 49:

The portions of the projections that were provided to Tyler consisted of projected revenue and adjusted EBITDA.  Tyler was also provided with projected capital expenditures and capitalized software.  No other projections were provided to the NIC board of directors in connection with their evaluation of the proposed merger or to Cowen for purposes of its financial analyses and opinion, or were provided to Tyler.

The disclosure under the section entitled “The Merger (Proposal 1)—Projected Financial Information-Summary of the Projections” is hereby supplemented by adding the following sentence to the end of the first paragraph on page 51:

No other projections were provided to the NIC board of directors, Cowen or Tyler.

The disclosure under the section entitled “The Merger (Proposal 1)—Projected Financial Information-Summary of the Projections” is hereby supplemented by adding the following information after the chart on page 51:

Reconciliation of Non-GAAP Projections to GAAP

The following table reflects the calculation of EBITDA, Adjusted EBITDA and EBIT by NIC for purposes of the projections:

($ in millions, except per share amounts)	2021($)	2022($)	2023($)	2024($)	2025($)
Revenue	424.5	496.8	550.0	613.9	680.9
Operating Expenses	(257.2)	(309.7)	(343.0)	(382.0)	(423.1)
Gross Profit	167.3	187.1	207.0	231.9	257.8
Selling and Administrative Expenses	(34.7)	(36.1)	(37.6)	(39.1)	(40.7)
Enterprise Technology and Product Support	(32.9)	(35.4)	(38.1)	(40.9)	(44.0)
EBITDA	99.6	115.5	131.3	151.9	173.1
Restructuring Expenses	0.0	0.0	0.0	0.0	0.0
Stock-based Compensation	7.2	7.4	7.6	7.8	8.0
Adjusted EBITDA	106.8	122.9	138.9	159.7	181.1
Depreciation and Amortization	(15.7)	(14.1)	(13.5)	(12.8)	(12.9)
Stock-based Compensation	(7.2)	(7.4)	(7.6)	(7.8)	(8.0)
EBIT	83.9	101.4	117.8	139.2	160.2

Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the U.S. federal securities laws. Such statements include statements concerning anticipated future events and expectations that are not historical facts.  All statements other than statements of historical fact are statements that could be deemed forward-looking statements.  Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “plan,” “predict,” “project,” “forecast,” “guidance,” “goal,” “objective,” “prospects,” “possible” or “potential,” by future conditional verbs such as “assume,” “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions or the negative thereof.  Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, including, without limitation: (1) risks related to the consummation of the transaction, including the risks that (a) the transaction may not be consummated within the anticipated time period, or at all, (b) the parties may fail to obtain NIC stockholder approval of the merger agreement, and (c) other conditions to the consummation of the transaction under the merger agreement may not be satisfied; (2) the effects that any termination of the merger agreement may have on Tyler or NIC or their respective businesses, including the risks that Tyler’s or NIC’s stock price may decline significantly if the transaction is not completed; (3) the effects that the announcement or pendency of the merger may have on Tyler or NIC and their respective business, including the risks that as a result (a) NIC’s business, operating results or stock price may suffer, (b) NIC’s current plans and operations may be disrupted, (c) NIC’s ability to retain or recruit key employees may be adversely affected, (d) NIC’s business relationships (including, customers and suppliers) may be adversely affected, or (e) NIC’s management’s or employees’ attention may be diverted from other important matters; (4) the effect of limitations that the merger agreement places on NIC’s ability to operate its business, return capital to stockholders or engage in alternative transactions; (5) the nature, cost and outcome of pending and future litigation and other legal proceedings, including any such proceedings related to the merger and instituted against NIC and others; (6) the risk that the transaction and related transactions may involve unexpected costs, liabilities or delays; (7) other economic, business, competitive, legal, regulatory, and/or tax factors; and (8) other factors described under the heading “Risk Factors” in Part I, Item 1A of NIC’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as updated or supplemented by subsequent reports that NIC has filed or files with the U.S. Securities and Exchange Commission (the “SEC”).  Potential investors, stockholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Neither Tyler nor NIC assumes any obligation to publicly update any forward-looking statement after it is made, whether as a result of new information, future events or otherwise, except as required by law.

Additional Information and Where to Find It

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  This communication may be deemed to be solicitation material in respect of the proposed transaction involving Tyler and NIC.  In connection with the proposed transaction, NIC has filed with the SEC and furnished to its stockholders a definitive proxy statement on Schedule 14A, as well as other relevant documents concerning the proposed transaction.  Promptly after filing its definitive proxy statement with the SEC, NIC mailed the definitive proxy statement and a proxy card to each stockholder of NIC entitled to vote at the special meeting relating to the proposed transaction. The proxy statement contains important information about the proposed transaction and related matters.

STOCKHOLDERS OF NIC ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO AND ANY DOCUMENTS INCORPORATED BY REFERENCE THEREIN) AND OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT NIC WILL FILE WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION.  Stockholders and investors will be able to obtain free copies of the proxy statement and other relevant materials and other documents filed by NIC at the SEC’s website at www.sec.gov.  Copies of the proxy statement and the filings that will be incorporated by reference therein may also be obtained, without charge, by contacting NIC’s Investor Relations at stevek@egov.com or 913-754-7007.

Participants in Solicitation

NIC and its directors, executive officers and certain employees, may be deemed, under the SEC rules, to be participants in the solicitation of proxies in respect of the proposed merger.  Information regarding NIC’s directors and executive officers is available in NIC’s definitive proxy statement on Schedule 14A filed with the SEC on March 17, 2021, in connection with the proposed merger, and its proxy statement filed with the SEC on March 12, 2020.  Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC (when they become available).  These documents can be obtained free of charge from the sources indicated above.